EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made this 27 day of January 2012, is by and between Vascular Solutions, Inc., a Minnesota corporation (the "Company"), and Howard C. Root, a resident of the State of Minnesota (the "Employee").

WHEREAS, Employee and the Company have previously entered into an employment relationship; and

WHEREAS, Employee and the Company desire to amend and supercede in its entirety the prior Employment Agreement dated April 13, 2004; and

WHEREAS, Employee and the Company desire to specify all benefits payable to Employee in connection with the employment.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and the Employee, each intending to be legally bound, agree as follows:

1.             Employment. This agreement shall supercede and replace all prior agreements between the Company and the Employee. Subject to all of the terms and conditions of this Agreement, the Company agrees to employ the Employee as a Chief Executive Officer, and the Employee accepts this employment.

2.             Duties. The Employee will make the best use of his energy, knowledge, and training in advancing the Company's interests on a full-time basis. He will diligently and conscientiously perform the duties of his position as well as such other duties as are directed by the Company's management. The Employee will make every effort to avoid using any trade secrets or confidential information that he may have in his possession from any previous employer in connection with his employment by the Company.

3.             Term. The employment relationship created by this agreement shall continue on an "at will" basis. Except as specifically provided in Sections 10 and 11 of this Agreement, either party may terminate the employment relationship created by this Agreement for any reason or no reason by giving 10 working days prior written notice to the other party. Because the employment relationship is "at will," the Employee shall have no right to continued employment, and the Company may terminate the Employee (other than because of Employee's race, sex, age or other legally protected category) at any time. No document or statement (oral or written) by the Company or its officers or Board of Directors will create a right to continued employment.

4.             Compensation.

(a)           Salary: The Company shall pay the Employee an annualized base salary of $465,000 for calendar year 2012, payable not less frequently than twice monthly, to be reviewed and adjusted by December 31, 2012 for calendar year 2013, and no less frequently than annually thereafter.

(b)           Bonus:  Employee shall be eligible to receive annual bonus compensation, based on Employee’s performance and the overall financial performance of the Company, as may be awarded at the sole discretion of the Board of Directors, in an amount up to fifty percent (50%) of Employee’s base annual salary.  Employee understands that the award and determination of the amount of any such bonus is solely in the discretion of the Company and that, unless and to the extent awarded and determined, Employee has no entitlement to any bonus.  Employee must be in compliance with his obligations under this Agreement, be actively employed with the Company for the entire year in question, and be actively employed by the Company on the date the annual bonus is paid to be eligible to receive this bonus.

(c)           Benefits: Other than as specified above, the Employee shall not have any entitlement to any benefits or options.

(d)           Expenses: The Company shall reimburse the Employee for all ordinary and necessary business expenses the Employee incurs while performing his duties under this Agreement, provided that the Employee accounts properly for such expenses to the Company in accordance with the general corporate policy of the Company as determined by the Company's Board of Directors and in accordance with the requirements of Internal Revenue Service regulations relating to substantiation of expenses.

5.             Inventions.

(a)           "Inventions," as used in this Section 5, means any discoveries, designs, improvements or software (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that the Employee makes, authors, or conceives (either alone or with others) and that:

(i)	concern directly the Company's products, research or development;

(ii)	result from any work the Employee performs for the Company; or

(iii)	use in any significant respect the Company's equipment, facilities, or trade secret information.

(b)           The Employee agrees that all inventions he makes during the term of this Agreement will be the sole and exclusive property of the Company. The Employee will, with respect to any such invention:

(i)	keep current, accurate, and complete records which will belong to the Company and be kept and stored on the Company's premises while the Employee is employed by the Company;

(ii)	promptly and fully disclose the existence and describe the nature of the invention to the Company and in writing (and without request);

(iii)
assign (and the Employee does hereby assign) to the Company all of his rights to the invention, and applications he makes for patents or copyrights in any country, and any patents or copyrights granted to him in any country; and

(iv)
acknowledge and deliver promptly to the Company any written instruments, and perform any other reasonable acts necessary in the Company's opinion and at its expense to preserve property rights in the invention against forfeiture, abandonment, or loss and to obtain and maintain letters patent and/or copyrights on the invention and to vest the entire right and title to the invention in the Company, provided that the Employee makes no warranty or representation to the Company as to rights against third parties hereunder.

6.             Confidential Information.

(a)           "Confidential Information," as used in this Section 6, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. This information includes, without limitation:

(i)	trade secret information about the Company and its products or services;

(ii)	"Inventions," as defined in subsection 5 (a) above;

(iii)	information concerning the Company's business, as the Company has conducted it or as it may conduct it in the future; and

(iv)
information concerning any of the Company's past, current, or possible future products, including (without limitation) information about the Company's research, development, engineering, purchasing, manufacturing, servicing, finances, marketing or selling.

Any information that reasonably can be expected to be treated as Confidential Information will be presumed to be Confidential Information (whether the Employee or other originated it and regardless of how he obtained it).

(b)           Except as required in his duties to the Company, the Employee will not, during his employment or for a period of three (3) years after termination of his employment with the Company, use or disclose Confidential Information to any person not authorized by the Company to receive it, excluding Confidential Information:

(i)	which is or becomes publicly available by a source other than the Employee;

(ii)
which is received by the Employee after termination of his employment hereunder from a source who, to the Employee's knowledge, did not obtain the information directly or indirectly from employees or agents of the Company; or

(iii)	for which disclosure thereof the Company has consented in writing.

When the Employee's employment with the Company ends, he will promptly turn over to the Company all records and any compositions, articles, devices, apparatus, and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of Confidential Information in his possession, regardless of who prepared them.

7.             Competitive Activities. The Employee agrees that during his employment with the Company and for a period of one (1) year after his employment with the Company ends:

(a)	He will not alone, or in any capacity with another firm:

(i)
directly or indirectly engage in the manufacture or distribution of products directly competitive with the Company's, nor will he participate in the management or operation of, or become a significant investor in, any venture or enterprise of whatever kind as a principal, officer, director, employee, representative, agent or shareholder or any entity whose business is directly competitive with the Company's;

(ii)	solicit for competitive business or in any way intentionally interfere or attempt to interfere with the Company's relationships with any of its current or potential customers; or

(iii)
employ or attempt to employ any of the Company's employees on behalf of any other entity competing with the Company, provided that, nothing in this Section 7 shall restrict the employee's employment by or association with any entity, venture, or enterprise which engages in a business with a product or service competitive with any product or service of the Company so long as the following conditions are complied with: (a) the Employee's employment or association with such entity, venture or enterprise is limited to work which does not involve or relate to the design, development, production, marketing or servicing of a product or service which is directly competitive with any product or service of the Company and (b) the Employee's employer takes reasonable measures to insure that the Employee is not involved with or consulted in any aspect of the design, development, production, marketing, or servicing of such competitive product or service.

(b)  Employee will, prior to accepting employment with any new employer, inform that employer of this Agreement and provide that employer with a copy of Section 7 of this Agreement, provided that he reasonably believed his new position is or may be contrary to this Agreement.

8.             Conflicting Business. The Employee agrees that he will not transact business with the Company personally, or as agent, owner, partner, or shareholder of any other entity without the prior approval of the Board of Directors. The Employee further agrees that he will not engage in any business activity or outside employment that is likely to conflict with the Company's proprietary or business interests during the term of this Agreement.

9.             No Adequate Remedy. The Employee understands that if he fails to fulfill his obligations under Sections 5, 6, 7 or 8 of this Agreement, the damages to the Company would be very difficult to determine. Therefore, in addition to any other rights or remedies available to the Company at law, in equity or by statute, the Employee hereby consents to the specific enforcement of Sections 5, 6, 7 or 8 of this Agreement by the Company through an injunction or restraining order issued by any appropriate court.

10.           Termination Without Cause.  Except as set forth in Section 11 herein, if, at any time, the Company terminates Employee’s employment with the Company other than for Cause, as that term is defined in Section 11(b)(iii) herein, Employee will be entitled to severance pay of twelve (12) times Employee’s then-current monthly base salary.  Receipt of such severance shall not entitle Employee to any further benefits or compensation.  The receipt of any severance pursuant to this Section will be subject to Employee signing and not timely revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company.  This Agreement is intended to comply with the requirements of section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (“Code”), insofar as it relates to amounts subject to Section 409A, and this Agreement will be construed and administered accordingly.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employer and Employee of the applicable provision without violating the provisions of Section 409A.

11.           Effect of Termination After a Change In Control.

(a)           Termination After a Change in Control.

(i)
From and after the date of a Change in Control (as defined in Section 11(b)(i) hereof), the Company shall have the right to terminate the Employee from employment with the Company at any time (A) for Cause (as defined in Section 11(b)(iii) hereof) by written notice to the Employee specifying the particulars of the conduct of the Employee forming the basis for such termination, or (B) as a result of the Employee's Disability (as defined in Section 11(b)(iv) hereof) or his death.

(ii)
From and after the date of a Change in Control (as defined in Section 11(b)(i) hereof) (A) the Company shall have the right to terminate the Employee's employment without Cause (as defined in Section 11(b)(iii) hereof), at any time; and (B) the Employee shall have the right to voluntarily terminate his employment by the Company at any time for Good Reason (as defined in Section 1 0(b)(ii) hereof). Upon the occurrence of any such termination by the Company without Cause or upon the voluntary termination of the Employee's employment by the Employee for Good Reason, the Employee shall be entitled to receive the benefits provided in Section 11(c) hereof.

(b)           Definitions.

(i)	A "Change in Control" shall mean:

(A)
A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject 'to such reporting requirement;

(B)
Any "person" (as such term is used in Sections 3(d) and 14(d) of the Exchange Act) (other than any employee benefit plan of the Company or any entity which reports beneficial ownership of the Company's outstanding securities on Schedule 13G pursuant to Rule 13d-1 under the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

(C)
The Continuing Directors (as defined in Section 11(b)(v) hereof) cease to constitute a majority of the Company's Board of Directors; provided that such change is the direct or indirect result of a proxy fight and contested election or elections for positions on the Board of Directors;

(D)
The shareholders of the Company approve: (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities, or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger; (2) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (3) any plan of liquidation or dissolution of the Company; or

(E)	The majority of the Continuing Directors (as defined in Section 11(b)(v) hereof) determine in their sole and absolute discretion that there has been a Change in Control of the Company.

(ii)
"Good Reason" shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of the Employee's employment by the Company for Cause (as defined in Section 11(b)(iii) hereof), for Disability (as defined in Section 11(b)(iv) hereof), or for death:

(A)
The assignment to the Employee of employment responsibilities which are not of comparable responsibility and status as the employment responsibilities held by the Employee immediately prior to a Change in Control (as defined in Section 11(b)(i) hereof);

(B)	Any reduction by the Company in the Employee's base salary as in effect immediately prior to a Change in Control (as defined in Section 11(b)(i) hereof);

(C)
An amendment or modification of the Company's cash incentive compensation program (except as may be required by applicable law) which affects the terms or administration of the program in a manner adverse to the interest of Employee as compared to the terms and administration of such program immediately prior to a Change in Control;

(D)
Except to the extent otherwise required by applicable law, the failure by the Company to provide employee benefit plans (including, without limitation, a retirement plan, stock option plan, stock purchase plan, life insurance plan, health-and-accident plan, and disability plan) that provide substantially similar benefits in terms of aggregate monetary value to Employee as the benefits provided by those plans immediately prior to a Change in Control, or the taking of any action by the Company which would adversely affect Employee's participation in, or materially reduce Employee's benefits under, any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee immediately prior to such Change in Control;

(E)	The failure by the Company to obtain, as specified in Section 12(a) hereof, an assumption of the obligations of the Company to perform this Agreement by any successor to the Company;

(F)
The Company's requiring the Employee to be based at a location that is in excess of 50 miles from the location of the Employee's principal office immediately prior to a Change in Control (as defined in Section 11(b)(i) hereof); or

(G)	Any other material breach of this Agreement by the Company which is not cured within thirty (30) days after written notice thereof from the Employee.

(iii)	"Cause" shall mean termination by the Company of the Employee's employment based upon:

(A)
The willful and continued failure by Employee substantially to perform his duties and obligations (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure resulting from Employee's termination for Good Reason);

(B)	The breach by Employee of any covenant set forth in this Agreement (including without limitation the provisions in Section 5, 6 and 7 of this Agreement); or

(C)
The willful engaging by Employee in misconduct which is materially injurious to the Company, monetarily or otherwise, provided that, for purposes of this Section 11(b)(iii)(C), no action or failure to act on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that his action or omission was in the best interests of the Company.

(iv)
"Disability" shall mean Employee's total disability which results in Employee's inability to perform the essential functions of Employee's position, with or without reasonable accommodation, provided Employee has exhausted Employee's entitlement to any applicable leave, if Employee desires to take and satisfies all eligibility requirements for such leave.

(v)
"Continuing Director" shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined herein) or an Affiliate or Associate (as defined herein) of an Acquiring Person, or a representative of an Acquiring Person or any such Affiliate or Associate, and who:

(A)	was a member of the Board of Directors on the date of this Agreement as first written above; or

(B)
subsequently becomes a member of the Board of Directors, if such person's initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this Section 11(b)(v), "Acquiring Person" shall mean any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities, but shall not include the Company, any subsidiary of the Company, or any employee benefit plan of the Company, or of any subsidiary of the Company, or any entity holding shares of common stock organized, appointed, or established for, or pursuant to the teens of, any such plan; and "Affiliate" and "Associate" shall have the respective meanings described to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c)           Benefits Upon Termination Under Section 11(a)(ii).

(i)
Upon the termination (voluntary or involuntary) of the employment of the Employee pursuant to Section 11(a)(ii) hereof, the Company shall pay to the Employee, in lieu of any further base salary or bonus payments to the Employee for periods subsequent to the date that the termination of the Employee's employment becomes effective, as severance pay, payments as follows:

(A)
if the termination pursuant to Section 11(a)(ii) hereof following a Change in Control (as defined in Section 11(b) hereof) occurs during the first twelve (12) months following a Change in Control (as defined in Section 11(b) hereof), payments equal to twenty-four (24) times the Employee's monthly base salary;

(B)
if the termination pursuant to Section 11(a)(ii) hereof following a Change in Control (as defined in Section 11(b) hereof) occurs more than twelve (12) months after a Change in Control (as defined in Section 11(b) hereof), the Employee will not be entitled to any payments pursuant to this Section 11(c).

(ii)
For purposes of this Section 11(c), "the Employee's monthly base salary" shall mean the Employee's monthly base salary as in effect in the month preceding the month in which the termination becomes effective or as in effect in the month preceding the Change in Control, whichever is higher.

(iii)
All payments to the Employee subject to this Section 11(c) shall be paid, in the sole discretion of the Company, in a lump sum or periodically in accordance with the Company's normal payroll practices in effect from time-to-time. All payments to the Employee subject to this Section 11(c) shall be subject to any applicable payroll or other taxes required by law to be withheld.

(iv)
The Employee shall not be required to mitigate the amount of any payment provided for in this Section 11(c) by seeking other employment or otherwise. The amount of any payment provided in this Section 11(c) shall not be reduced by any compensation earned by the Employee as a result of any employment by an employer.

(v)
Any termination of the employment of the Employee by the Company without Cause prior to a Change in Control (as defined in Section 11(b) which occurs at the request or insistence of any person (other than the Company) in connection with a Change in Control (as defined in Section 11(b) shall be deemed to be a termination pursuant to Section 11(a)(ii) hereof and to have occurred after the Change in Control (as defined in Section 11(b) for purposes of this Section 11(c).

12.           Miscellaneous.

(a)           Successors and Assigns. This Agreement may not be assigned by the Employee. Except as provided in the next sentence, this Agreement may not be assigned by the Company without the Employee's consent, which consent shall not be unreasonably withheld. In any event, the Company may assign this Agreement without the consent of the Employee in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business or the assets or business of a division of the Company, provided that the Company obtains from any such acquiror of or successor to its business or assets (a "Successor") an express written assumption and agreement to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or acquisition had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession or acquisition shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as the Employee would be entitled hereunder if the Employee terminated his employment after a Change in Control for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession or acquisition becomes effective shall be deemed the date that the termination of the Employee's employment becomes effective. As used in this Agreement, "Company" shall mean the Company and any Successor which executes and delivers the agreement provided for in this Section 12(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)           Modification. This Agreement may be modified or amended only by a writing signed by each of the parties hereto.

(c)           Governing Law. The laws of the State of Minnesota shall govern the validity, construction, and performance of this Agreement.

(d)           Construction. Wherever possible, each provision of this Agreement shall be interpreted so that it is valid under applicable law. If any provision of this Agreement is to any extent invalid under applicable law in any jurisdiction, that provision shall still be effective to the extent it remains valid. The remainder of this Agreement also shall continue to be valid, and the entire Agreement shall continue to be valid in other jurisdictions.

(e)           Non-Waiver. No failure or delay by any of the parties hereto in exercising any right or remedy under this Agreement shall waive any provision of this Agreement. Any single or partial exercise by either of the parties hereto of any right or remedy under this Agreement shall not preclude the party from otherwise or further exercising its rights or remedies, or any other rights or remedies granted by any law or any related document.

(f)           Captions. The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

(g)           Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered or sent by registered first-class mail, postage prepaid. Such notices and other communication shall be effective upon receipt if hand delivered and shall be effective five (5) business days after mailing if sent by mail to the following addresses, or such other addresses as either party shall have notified the other party:

If to the Company:	Vascular Solutions, Inc.
6464 Sycamore Court
Minneapolis, Minnesota 55369
Attention: Chief Financial Officer

If to the Employee:	Howard C. Root
25 Fairhope Ave,
Tonka Bay, MN 55331

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

VASCULAR SOLUTIONS, INC.

Date:	Feb 7, 2012	By:	/s/ John E. Erb

			Its:	Chairman

EMPLOYEE

Date:	Feb 7, 2012	By:	/s/ Howard C. Root

Howard C. Root